Warren Street Wealth Advisors, LLC
Code of Ethics
August 1, 2025

Introduction
This is the Code of Ethics (the "Code") of Warren Street Wealth Advisors, LLC (the "Company"). The Code includes:
•Guidelines for Professional Standards
•Personal Trading Policies
•Political Contribution Policies
•Insider Trading Policies

Things You Need to Know to Use This Code
1.Terms in boldface at Definitions have special meanings as used in this Code. To understand the Code, you need to read the definitions of these terms.
2.There are three Reporting Forms that an Associated Person must complete under this Code. Additional information on, and copies of, these Reporting Forms is included below. You can also get copies of the Reporting Forms from the Chief Compliance Officer.
3.The Chief Compliance Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances. However:
•the Company expects that waivers will be granted only in rare instances, and
•some provisions of the Code that are mandated by law cannot be waived.
4.For purposes of this Code, all shareholders or other beneficial owners of the Company are considered an Associated Person of the Company.
5.The Company's management will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments will be distributed to all Associated Persons of the Company, and the Company shall require each Associated Person to provide in writing an acknowledgement of their receipt, understanding and acceptance of the change(s).
6.If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Chief Compliance Officer. Do not guess at the answer.
The Company is a fiduciary for its investment advisory clients. Because of this fiduciary relationship, it is generally improper for the Company or its employees to:
•use for their own benefit (or the benefit of anyone other than the client) information about the Company's trading or recommendations for client accounts; or
•take advantage of investment opportunities that would otherwise be available for the Company's clients.
Also, as a matter of business policy, the Company wants to avoid even the appearance that the Company, its employees, or others receive any improper benefit from information about client trading or accounts or from our relationships with our clients or with the brokerage community.

The Company expects all employees to comply with the spirit of the Code, as well as the specific rules contained in the Code.

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The Company treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Company may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.
Improper trading activity can constitute a violation of this Code. But you can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

Definitions
These terms have special meanings as used in this Code of Ethics:

Access Person - An "Access Person" is a Supervised Person who has access to nonpublic information regarding any client's purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. All of the Company's directors, officers, and partners are presumed to be Access Persons.

Advisory Client - Any person for whom, or entity for which, the Company serves an investment adviser, renders investment advice, or makes any investment decisions for compensation is considered to be a client.

Associated Person - For purposes of this Code, all Supervised Persons and Access Persons are collectively referred to as 'Associated Persons'.
Beneficial Ownership - Means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities, including those owned by members of an Access Person's immediate family living in the Access Person's household, as defined below.

Chief Compliance Officer - Means Blake Street, or another person that has been designated to perform the functions of Chief Compliance Officer when the named Chief Compliance Officer is not available. For purposes of reviewing the Chief Compliance Officer's own transactions and reports under this Code, the functions of the Chief Compliance Officer are performed by another qualified individual, and shall be clearly denoted in the Company's compliance files.

Contribution - See "Political Contribution."

Covered Account - Means any account in which an Access Person has any direct or indirect Beneficial Ownership.

Covered Associate - "Covered Associate" in reference to political contributions shall mean: (i) any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) Any employee who solicits a government entity for the Company and any person who supervises, directly or indirectly, such employee; and (iii) Any political action committee controlled by the Company or by any of the aforementioned persons.

Covered Securities - Means anything that is considered a "security" under the Investment Company Act of 1940. This is a very broad definition of security. It includes most kinds of investment instruments, including things that one might not ordinarily think of as "securities," such as:

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•exchange traded funds;
•options on securities, on indexes and on currencies;
•investments in all kinds of limited partnerships;
•investments in foreign unit trusts and foreign mutual funds; and
•investments in private investment funds and hedge funds.

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If there is any question or doubt about whether an investment is a considered a security or a Covered Security under this Code, ask the Chief Compliance Officer.

Insiders - The concept of "insider" is broad, and includes all Associated Persons of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company's affairs and as a result has access to information solely for the company's purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company's attorneys, accountants, consultants, bank lending officers and the Associated Persons of such organizations.

Insider Trading - While the law concerning "insider trading" is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

Non-Public Information - Information is "non-public" until it has been effectively communicated to the market and the market has had time to "absorb" the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

Material Information - "Material information" generally includes:
•any information that a reasonable investor would likely consider important in making his or her investment decision; or
•any information that is reasonably certain to have a substantial effect on the price of a company's securities.
Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Members of the Family/Household - "Members of the Family/Household" include:
•A spouse or domestic partner (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support);
•Children under the age of 18;
•Children who are 18 or older (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support); and
•Any of the people who live in the Access Person's household including: stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, in-laws, and adoptive relationships.
Non-Reportable Securities - "Non-Reportable Securities" are:
•Direct Obligations of the US Treasury;
•Bankers' acceptance, Certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;
•Money market fund shares;

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•Shares of open end mutual funds, unless the Company or a control affiliate acts as the investment adviser or principal underwriter for the fund;
•Shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds;
•Securities held in accounts over which the access person had no direct or indirect influence or control; or
•Transactions effected pursuant to an automatic investment plan.

Political Contribution - "Political Contribution" or "Contribution" shall include a gift, subscription, loan, advance, deposit of money, or anything of value including payments for debts incurred in an election.

Reportable Securities - Means all Covered Securities, except Non-Reportable Securities, in which an Access Person has Beneficial Ownership.
Sub-advised ETFs – one or more ETFs sponsored by the Company and ETF Architect, to which the Company provides advice as a sub-adviser.
Supervised Person - A "Supervised Person" is any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. This may also include all temporary workers, consultants, independent contractors, and anyone else designated by the Chief Compliance Officer. For purposes of the Code, such 'outside individuals' will generally only be included in the definition of a supervised person, if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code. The Chief Compliance Officer shall make the final determination as to which of these are considered supervised persons.

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Guidelines for Professional Standards
•At all times, all Associated Persons must comply with applicable federal securities laws and must reflect the professional standards expected of those engaged in the investment advisory business, and they shall act within the spirit and the letter of the federal, state, and local laws and regulations pertaining to investment advisers and the general conduct of business. These standards require all personnel to be judicious, accurate, objective, and reasonable in dealing with both clients and other parties so that his or her personal integrity is unquestionable.
•All Associated Persons are required to report any violation of the Code, by any person, to the Chief Compliance Officer or other appropriate persons of the Company immediately. Such reports will be held in confidence.
•Associated Persons must place the interests of Advisory Clients first. All Associated Persons must scrupulously avoid serving his or her own personal interests ahead of the interests of the Company's Advisory Clients. In addition, Associated Persons must work diligently to ensure that no client is preferred over any other client.
•All Associated Persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or from engaging in any manipulative or deceitful practice with respect to clients or securities.
•No Associated Person may serve on the board of directors of any publicly traded company without prior written permission from the Chief Compliance Officer.
•Associated Persons must conduct all personal securities transactions in full compliance with this Code. Doubtful situations should be resolved in favor of Advisory Clients and in cooperation with the Chief Compliance Officer. Technical compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Company's fiduciary duties.
•Personal transactions in securities by Access Persons must be transacted to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Company's clients. Likewise, Associated Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with the Company at the expense of clients, or that otherwise bring into question the person's judgment.
•Associated Persons are subject to Insider Trading Policies adopted by the Company to detect and prevent the misuse of material non-public information.
•No Associated Person shall communicate information known to be false to others (including but not limited to clients, prospective clients and other Associated Persons) with the intention of manipulating financial markets for personal gain.
•Associated Persons are prohibited from accepting compensation for services from outside sources without the specific prior written permission of the Chief Compliance Officer.
•When any Associated Person faces a conflict or potential conflict between his or her personal interest and the interests of clients, he or she is required to immediately report the conflict to the Chief Compliance Officer for instructions regarding how to proceed.
•Associated Persons must treat recommendations and actions of the Company as confidential and private matters. Accordingly, we have adopted a Privacy Policy to prohibit the transmission, distribution, or communication of any information regarding securities transactions in client accounts or other non-public information, except to broker/dealers or other bona fide service providers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Company, without the prior written approval of the Chief Compliance Officer.

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•No gift or other accommodation valued in excess of $100.00 may be accepted by the Company or any Associated Person from any vendor, broker, securities sales representative, client, or prospective client (a "business contact") - per business contact per year. All gifts or other accommodations, which have a value in excess of $100.00 received by Associated Persons or their Family/Household from a business contact, must be immediately reported to the Chief Compliance Officer.
•No gift or other accommodation valued in excess of $100.00 may be given to any business contact on behalf of the Company or any Associated Person, without prior written approval from the Chief Compliance Officer.
•No Associated Person shall intentionally sell to or purchase from a client any security or other property.
•No Associated Person shall provide loans or receive loans from clients.
Note: Policies regarding gift receipt/giving are not intended to prohibit normal business entertainment or customary meals.

Company Sanctions
All disciplinary responses to violations of the Code shall be administered by the Chief Compliance Officer, subject to approval by the Managing Member and Owner of the Company. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

Code of Ethics Certification
Upon the Company's adoption of this Code and annually thereafter, all Associated Persons are required to certify in writing his or her understanding and continuing acceptance of, as well as agreement to abide by, the guidelines and polices set forth herein. Additionally, any change or modification to the Code will be distributed to all Associated Persons and they will be required to certify in writing their receipt, understanding, and acceptance of the change(s).

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Personal Trading Policies
The following policies and procedures apply to all accounts owned or controlled by an Access Person, and any Covered Account. Any account in question should be addressed with the Chief Compliance Officer immediately to determine if it is considered a covered account.

Improper trading activity can constitute a violation of this Code. Nevertheless, the Code can be violated by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Individual conduct can violate this Code even if no clients are harmed by such conduct.

Restrictions and Limitations on Personal Securities Transactions
It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her personal account is not subject to a restriction contained in this Code, including due to its inclusion on the Restricted List, as defined below, or otherwise prohibited by any applicable law. Personal securities transactions may be effected only in accordance with the provisions of this Code. Rule 17(j) under the 1940 Act requires that every investment company adopt procedures designed to prevent improper personal trading by investment company personnel. Rule 17(j) was created to prevent conflicts of interest between investment company personnel and shareholders, to promote shareholder value, and to prevent investment company personnel from profiting from their access to proprietary information.

Reporting Requirements
All Access Persons must file three reports as described below, even if there are no holdings, transactions, or accounts to list in the reports. Copies of the Reporting Forms are included at the end of the Code or can be obtained from the Chief Compliance Officer. The Company may rely on brokerage statements to the extent such statements are made accessible to the CCO.

It is important to note that transactions in the Company’s sub-advised ETFs are subject to reporting under this policy.

1.Initial Holdings Reports
No later than 10 calendar days after an Associated Person becomes an Access Person (or within 10 days of the adoption of this Code if the Associated Person was already an Access Person at the time of its adoption), that Access Person must file an Initial Holdings Report with the Chief Compliance Officer.

The Initial Holdings Report requires that each Access Person list all Reportable Securities on the date the Associated Person became an Access Person. It also requires each Access Person to list all brokers, dealers, and banks holding any Covered Account on the date the Associated Person became an Access Person (or on the date this Code was adopted if the Associated Person was already an Access Person on such date).

Each Access Person must notify the Chief Compliance Officer of any updates or changes to his or her Covered Accounts within 10 days of such update or change. All information contained in the holding report must be current as of the date no more than 45 days prior to the date the report is submitted.

2.Quarterly Transaction Reports
No later than 30 calendar days after the end of March, June, September, and December, each year, each Access Person must file a Quarterly Transaction Report with the Chief Compliance Officer.

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The Quarterly Transaction Report requires each Access Person to list all transactions in Reportable Securities during the most recent calendar quarter in which the Access Person had Beneficial Ownership. This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts, in which such transactions took place, to the Company, c/o the Chief Compliance Officer, provided all required information is included in the report and the Company receives the confirmations or statements not later than 30 days after the close of the calendar quarter in which the transaction(s) took place.
Alternatively, Access Persons may submit this information on the Reporting Form provided by the Company.

3.Annual Holdings Reports
By January 31 of each year, each Access Person must file an Annual Holdings Report with the Chief Compliance Officer.
The Annual Holdings Report requires the Access Person to list all Reportable Securities in Covered Accounts in which the Access Person had Beneficial Ownership as of December 31 of the previous year. It also requires the Access Person to list all brokers, dealers, and banks holding any accounts in which such person had direct or indirect Beneficial Ownership on December 31 of the previous year. This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts to the Company, c/o the Chief Compliance Officer, provided all required information is included in the report. Alternatively, Access Persons may submit this information on the Reporting Form provided by the Company. All information contained in the holding report must be current as of the date no more than 45 days prior to the date the report is submitted.

Review and Recordkeeping
The CCO shall review personal trading reports for all Access Persons no less than quarterly, and will otherwise take reasonable steps to monitor compliance with, and enforce this Code of Ethics.
Evidence of the reviews shall be maintained in the Company's files. Another qualified individual will review the CCO's personal securities trading reports.
The Company reserves the right to require the Access Person to reverse, cancel, or freeze, at the Access Person's expense, any transaction or position in a specific security if the Company believes the transaction or position violates its policies or appears improper. The Company will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

If the Company discovers any trading activity that appears to be in violation of this policy, the CCO, and/or other senior representatives of the Company, will meet with the Access Person to review the findings and to discuss additional pertinent information related to the situation. Where necessary, one or more of the following remedial actions may be taken:
•Written warning that will be made a permanent part of the Access Person's record;
•Disgorgement of profits;
•Monetary fine; and/or
•Termination of employment.

Prohibited and Restricted Transactions
•Access Persons may not acquire any Beneficial Ownership in any security in an initial public offering without first seeking written approval from the Chief Compliance Officer.
•Purchases and sales of restricted securities issued by public companies are generally

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prohibited, unless the Chief Compliance Officer determines that the contemplated transaction will raise no actual, potential, or apparent conflict of interest.
•Any Access Person wishing to purchase or sell a security obtained through a private placement, including purchase of any interest in a hedge fund, must first seek written approval by the Chief Compliance Officer. In addition, if an Associated Person who owns a security in a private company knows that the company is about to engage in an IPO, he or she must disclose this information to the Chief Compliance Officer.
•Participation in Investment Clubs must be approved in writing by the Chief Compliance Officer in advance of any such participation.

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Timing of Personal Transactions
If the Company is purchasing/selling or considering for purchase/sale any Covered Security on behalf of a Client Account, no Access Person may effect a transaction in that Covered Security prior to the client purchase/sale having been completed by the Company, or until a decision has been made not to purchase/sell the Covered Security on behalf of the Client Account and in accordance with the Company's pre clearance and blackout policy, if any.

Case-by-Case Exemptions
Because no written policy can provide for every possible contingency, the Chief Compliance Officer may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the Access Person in writing to the Chief Compliance Officer. Exceptions will only be granted in those cases in which the Chief Compliance Officer determines that granting the request will create no actual, potential, or apparent conflict of interest.

Pre-clearance
As noted above, transactions in private placements and initial public offerings are prohibited, unless pre-clearance is obtained, in advance of the transaction. Pre-clearance is obtained by first completing and signing the Personal Trade Request Form. (A copy of the Personal Trade Request Form is included in this Code, or a copy can be obtained from the Chief Compliance Officer.) The Personal Trade Request Form is then submitted to the Chief Compliance Officer for pre-clearance.

If pre-clearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day. The Chief Compliance Officer may revoke a pre-clearance any time after it is granted and before the transaction is executed.

Access Persons are prohibited from engaging in any transaction in a Covered Security in any account in which the Access Person has any Beneficial Ownership, unless the Access Person obtains pre- clearance for that transaction in advance of the transaction. Pre-clearance is obtained by first completing and signing the Personal Trade Request Form. (A copy of the Personal Trade Request Form can be found below or a copy can be obtained from the Chief Compliance Officer.) The Personal Trade Request Form is then submitted to the Chief Compliance Officer for pre-clearance.
If pre-clearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day. The Chief Compliance Officer may revoke a pre-clearance any time after it is granted and before the transaction is executed. The Chief Compliance Officer may deny or revoke pre- clearance for any reason. In no event will pre-clearance be granted for any Covered Security if the Company has a buy or sell order pending for that same security or a closely related security (such as an option relating to that security, or a related convertible or exchangeable security), unless in accordance with the Company's policy on timing of personal securities transactions.

90-Day Hold of Sub-advised ETFs
To deter market timing, Access Persons are required to hold the Company’s sub-advised ETFs they purchase for a period of 90 days. This restriction applies to accounts for which Access Persons have a direct or indirect beneficial interest, including household members. The CCO may grant exceptions to this policy at his/her sole discretion.

Blackout Period

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The blackout period described below applies to Associated Persons of the Company who are most likely to have access to information about which securities will be purchased or sold on behalf of client accounts. It is designed to prevent front running and various other activities that create conflicts with the interests of clients.

Access Persons are prohibited from executing a transaction on behalf of themselves, a related person, or another Access Person within 3 days of any client having a pending buy or sell order/ recommendation in the same or an equivalent security and until such time as that order is executed or withdrawn. Individual securities within a client portfolio may not be available 3 days prior to execution. In this case, the Access Person is free to submit the trade for pre-clearance or execute the trade if it is exempt from pre-clearance per the terms below. Nevertheless, a personal trade by any Access Person shall not prevent a portfolio from trading in the same or an equivalent security on behalf of clients. However, such a transaction shall be subject to independent review by the CCO. For example, if the Company is rebalancing the ETF and identifies Apple (AAPL) as a target for the following day’s execution, that security is now under the 3-Day Rule and cannot be purchased until the AAPL trade settles.

NOTE: It sometimes happens that an Access Person who is responsible for making recommendations or final investment decisions for client accounts determines - within the one calendar day after the day he or she (or a member of his or her Family/Household) has purchased or sold for his or her own account a Covered Security that was not, to the Access Person's knowledge, then under consideration for purchase by any client account--that it would be desirable for client accounts as to which the Access Person is responsible for making recommendations or investment decisions to purchase or sell the same Covered Security (or a closely related security). In this situation, the Access Person MUST put the clients' interests first and promptly make the recommendation or investment decision in the clients' interest, rather than delaying the decision for clients until after the day following the day of the transaction for the Access Person's (or Family/Household member's) own account to avoid conflict with the blackout provisions of this Code.

The Company recognizes that certain situations may occur entirely in good faith and will not take disciplinary measures in such instances if it appears that the Access Person acted in good faith and in the best interests of the Company's clients. The above notes are not intended to specify instances of compliance and non-compliance with the same day Blackout Period restrictions, but rather are provided for clarification purposes to help ensure that any apparent or real conflicts that may arise between compliance with the Blackout Period and the pursuit of clients' interests are always resolved in favor of the clients' interests.

Short Selling Restrictions
Access Persons and household members are prohibited from selling short any security which is owned in a client portfolio, including the ETFs.

Restrictions on Disclosures
Access Persons may not disclose any nonpublic information (whether or not it is material) relating to the Company or securities transactions on behalf of clients to any person outside the Company (unless such disclosure has been authorized by the Company). Access Persons may not communicate material, nonpublic information to anyone, including persons within the Company, except as permitted by this Code and related policies outlined in the Compliance Manual. All material nonpublic information must be secured. For example, access to files containing material, nonpublic information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in a private setting to the extent practicable. Conversations in public places, such as elevators, restaurants, and airplanes, should be limited to matters that do not pertain to information of a sensitive

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or confidential nature. Disclosure restrictions are not intended to preclude an Access Person’s rights under the Whistleblower Policy which is found in the Compliance Manual.

The CCO will review and consider any proper request for relief or exemption from any restriction, limitation or procedure contained in this Code which you believe will cause you a hardship. The decision of the CCO is completely within his discretion.

Each Access Person is solely responsible for any violation of this Code by a household member thereof.

Prohibition on Trading Securities on the Restricted Security List
The Company may from time to time establish a Restricted Security List that includes certain securities where the Company has, or may receive, material nonpublic information about such companies because of a special relationship between the Company or an Access Person and such companies or otherwise. No Access Persons or household member thereof can trade or invest in any securities listed on the Restricted Security List without the prior consent of the CCO. This restriction covers all instruments of the issuer, including equity, debt, and derivative instruments.

If any Access Person or household member thereof already holds a security that is on the Restricted Security List and has not received consent from the CCO, such Access Person or household member must continue to hold and may not execute any buy or sell orders for the relevant security until such security is removed from the Restricted Security List. This requirement covers all instruments of the issuer. All Access Persons are responsible for knowing the contents of the Restricted Security List prior to effecting or soliciting a transaction in a security. Any Access Person with access to the Restricted Security List is prohibited from disclosing the securities listed on the Restricted Security List to third parties (except household members to facilitate their compliance with this policy) without the authorization of the CCO.

The CCO will determine whether a security should be placed on the Restricted Security List and maintain and update the Restricted Security List, as necessary. The CCO will periodically monitor transactions by Access Persons and their respective household members that are reported to the CCO pursuant to the Code to ascertain any pattern of conduct which may violate the restriction requirements or evidence front-running, scalping, or other inappropriate behavior.

Responsibility to Report
All reports must be filed with the CCO or a named designee. The responsibility for taking the initiative to report is imposed on each Access Person required to make a report. Any effort by the CCO to facilitate the reporting process does not change or alter that responsibility. Any Access Person who has failed to provide the referenced information by the prescribed deadline will be deemed to have violated the Company’s Code of Ethics and may be subject to disciplinary action.

Monitoring of Personal Securities Transactions
The Company is required by the Advisers Act and 1940 Act to review Access Persons’ personal securities transactions and reports periodically. The CCO is responsible for reviewing these reports. To avoid self-review if the CCO is not the only Access Person, another officer of the Company is responsible to review transactions and reports and approve pre-clearance requests submitted by the CCO.

Confidentiality
Access Persons must report personal securities accounts and holdings to the CCO as outlined herein. It is the intent of the CCO to regard and preserve information pertaining to Access Person personal

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trading activities as confidential in nature. However, in certain circumstances, the Company may be authorized to disclose such information as required by law enforcement or regulatory inquiry and under any circumstances wherein the Company deems disclosure to be reasonably necessary to prevent fraud, unauthorized transactions, liability, or to respond to judicial process or subpoena.

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Insider Trading Policy
Insider Trading Policies
The purpose of these policies and procedures (the "Insider Trading Policies") is to educate our Associated Persons regarding insider trading, and to detect and prevent insider trading by any person associated with the Company. The term "insider trading" is not defined in the securities laws, but generally, it refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

Prohibited Activities
All Associated Persons of the Company, including contract, temporary, or part-time personnel, or any other person associated with the Company are prohibited from the following activities:
1.trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities;
2.communicating material, non-public information about the issuer of any securities to any other person; and
3.communicating information known to be false to others (including but not limited to clients, prospective clients and Associated Persons) with the intention of manipulating financial markets for personal gain.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

Reporting of Material, Non-Public Information
Any Associated Person who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the Chief Compliance Officer. The Chief Compliance Officer will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

Definitions
Material Information. "Material information" generally includes:
•any information that a reasonable investor would likely consider important in making his or her investment decision; or
•any information that is reasonably certain to have a substantial effect on the price of a company's securities.

Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Non-Public Information. Information is "non-public" until it has been effectively communicated to the market and the market has had time to "absorb" the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

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Insider Trading. While the law concerning "insider trading" is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

Insiders. The concept of "insider" is broad, and includes all Associated Persons of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company's affairs and as a result has access to information solely for the company's purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company's attorneys, accountants, consultants, bank lending officers and the Associated Persons of such organizations.

Penalties for Insider Trading
The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation.
Penalties may include:
•civil injunctions;
•jail sentences;
•revocation of applicable securities-related registrations and licenses;
•fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
•fines for the Associated Person or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, the Company's management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.

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©2017 National Compliance Services 800-800-3204

Agreement to Abide by Code of Ethics
This agreement is entered into by and between Warren Street Wealth Advisors, LLC (the "Company") and the Associated Person whose name and signature is represented below.
By signing this agreement, I,     , acknowledge that:

     I have received a copy of the Company's Code of Ethics;

     I have read and understand the information contained in the Code of Ethics; and,
     I will abide by the Code of Ethics and any subsequent amendments thereto.
To comply with the personal securities transactions reporting policy and the Company's Code of Ethics, I further certify that I have directed each broker with whom I have a Covered Account containing Covered Securities and to send to the Company's designated Chief Compliance Officer duplicate copies of all periodic statements relating to my accounts or have otherwise complied with the reporting requirements of the policy and the Company's Code of Ethics.
To meet the disclosure requirements of pertinent securities laws, rules and regulations, I further certify that I will disclose all legal and disciplinary events for which I am, or have been personally involved, including information regarding any actions or fines by any Self-Regulatory Organization.

Signature:

Date:

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©2017 National Compliance Services 800-800-3204

Associated Persons Report
Warren Street Wealth Advisors, LLC

As of    , 20    ,

NAME	TITLE	ACKNOWLEDGEMENT OF RECEIPT OF CODE OF ETHICS	ACCESS PERSON?
	Managing Member/ Investment Adviser Representative		Yes
	Managing Member/ Investment Adviser Representative		Yes
	Investment Adviser Representative		Yes
Yes
Yes
Yes

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©2017 National Compliance Services 800-800-3204

Personal Securities Trading Request Form
Name:

Details of Proposed Transaction:

Circle One	Purchase / Sale
Date of Transaction
Indicate Name of Issuer and Symbol
Type of Security (e.g., Note, Common Stock, Preferred Stock)
Quantity of Shares or Units
Price Per Share /Units
Approximate Dollar Amount
Account for Which Transaction will be Made
Name of Broker

Date of Request

You     may /     may not execute the proposed transaction described above. Authorized Signature:
Date of Response:

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©2017 National Compliance Services 800-800-3204

Initial Personal Securities Holdings Report
(page 1 of 2)
To: Chief Compliance Officer, Warren Street Wealth Advisors, LLC From:
(Access Person - Please Print)

NOTE: IN LIEU OF THE REPORTING FORM, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW

Re: Initial Personal Securities Holdings Report:
As of,     , 20    , I hold the following Covered Securities:

Security Title*	Type of Security	Ticker/CUSIP	# of Shares	Principal Amount	Name of Broker Dealer

*Include interest rate and maturity date, if applicable. Use additional sheet(s), if necessary.

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©2017 National Compliance Services 800-800-3204

(page 2 of 2)

    The following broker/dealer bank or other custodian hold accounts which are invested in Non- Reportable Securities in which I have Beneficial Ownership.

Name of Broker, Dealer, or Bank	Account Title	Account Number

Use additional sheet(s), if necessary.

    As of     , 20    , I do not have any direct or indirect Beneficial Ownership in any account containing any securities. However, I agree to promptly notify the designated Chief Compliance Officer, if any such account is opened, so long as I am associated with Warren Street Wealth Advisors, LLC.

Signed:      Date:

Report reviewed by:    Date:

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©2017 National Compliance Services 800-800-3204

Quarterly Report of Personal Securities Transactions
(page 1 of 2)
To: Chief Compliance Officer, Warren Street Wealth Advisors, LLC From:
(Access Person - Please Print)

NOTE: IN LIEU OF THE REPORTING FORM, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW

Re: Quarterly Report of Personal Securities Transactions, as amended:
During the quarter ending     , I have purchased, sold, or have otherwise obtained Beneficial Ownership in the following securities:

Security Title*	Type of Security	Ticker/CUSIP	# of Shares	Principal Amount	Name of Broker Dealer

*Include interest rate and maturity date, if applicable. Use additional sheet(s), if necessary.

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©2017 National Compliance Services 800-800-3204

(page 2 of 2)

    During the above period, I have not purchased or sold any Covered Securities in my personal brokerage account or in any account in which I have a direct or indirect Beneficial Ownership.
    During the above period, I have disclosed to the Company any new accounts in which I have a direct or indirect Beneficial Ownership.

    I do not currently have any Beneficial Ownership in any Covered Accounts. However, I agree to promptly notify Warren Street Wealth Advisors, LLC, if I obtain Beneficial Ownership in any account, so long as I am an Access Person of Warren Street Wealth Advisors, LLC.

Signed:      Date:

Report reviewed by:    Date:

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©2017 National Compliance Services 800-800-3204

Annual Certification of Compliance
With The Personal Securities Transactions Disclosure Requirements And Code Of Ethics For Warren Street Wealth Advisors, LLC
In accordance with the policies and procedures regarding Personal Securities Transactions and the Code of Ethics for Warren Street Wealth Advisors, LLC, I certify that during the year ending December 31    :

    I have reported all Covered Securities holdings in which I have Beneficial Ownership.

    I have obtained pre-clearance for all Covered Securities transactions in which I have Beneficial Ownership, except for transactions, which are exempt from pre-clearance, or for which I have received a written exception from the Chief Compliance Officer.
    I have reported all Covered Securities transactions in which I have Beneficial Ownership, except for transactions, which are exempt from reporting, or for which I have received a written exception from the Chief Compliance Officer.
    I have complied with the Code of Ethics in all other respects. Print Name:
Signature:

Dated:

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©2017 National Compliance Services 800-800-3204

Annual Personal Securities Holdings Report
(page 1 of 2)
To: Chief Compliance Officer, Warren Street Wealth Advisors, LLC From:
(Access Person - Please Print)

Re: Annual Personal Securities Holdings Report:

As of,     , 20    , I hold the following Covered Securities:

Security Title*	Type of Security	Ticker/CUSIP	# of Shares	Principal Amount	Name of Broker Dealer

*Include interest rate and maturity date, if applicable. Use additional sheet(s), if necessary.

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©2017 National Compliance Services 800-800-3204

(page 2 of 2)

    The following broker/dealer, bank, or other custodian holds accounts, which are invested in Non- Reportable Securities in which I have Beneficial Ownership.

Name of Broker, Dealer, or Bank	Account Title	Account Number

Use additional sheet(s), if necessary
    As of    , 20    , I do not have any direct or indirect Beneficial Ownership in any account containing any securities. However, I agree to promptly notify the designated Chief Compliance Officer, if any such account is opened, so long as I am associated with Warren Street Wealth Advisors, LLC.
Signed:      Date:

Report reviewed by:    Date:

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©2017 National Compliance Services 800-800-3204